Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Organization	% Ownership*
Reservoir Holdings, Inc.	Delaware	100.00%
Reservoir Media Management, Inc.	Delaware	100.00%
Tommy Boy Music, LLC	Delaware	100.00%
Reservoir Media Management UK Limited (f/k/a Reservoir/Reverb Music Limited)	England and Wales	100.00%
Big Life Music Limited	England and Wales	100.00%
Big Life Management Limited	England and Wales	100.00%
RISTER PROD	France	100%
Shapiro, Bernstein & Co. Limited	England and Wales	100.00%
Outdustry Limited	England and Wales	15.34%
PopArabia FZ-LLC	Abu Dhabi Media Free Zone, United Arab Emirates	51.00%
Esmaa Arabia FZ-LLC	Abu Dhabi Media Free Zone, United Arab Emirates	100.00%
Blue Raincoat Music Limited	England and Wales	100.00%
Chrysalis Records Limited	England and Wales	100.00%
Ensign Records Limited	England and Wales	100.00%
Blue Raincoat Artists Limited	England and Wales	50.10%
Audio Up Inc.	Delaware	<1.00%

Ownership percentages relate to that of the entity directly above, with indentation used to reflect intermediary levels of ownership.